UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

99 CENTS ONLY STORES LLC

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mid-Term Cash Incentive Plan

On July 26, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Number Holdings, Inc. (“Holdings”), the parent entity of 99 Cents Only Stores LLC (the “Company” or “99 Cents”), adopted the 99 Cents Only Stores LLC 2016 Mid-Term Cash Incentive Plan (the “Mid-Term Cash Incentive Plan”). The Mid-Term Cash Incentive Plan is intended to promote the success of the Company by rewarding certain employees for their service to 99 Cents, and to provide incentives for such employees to remain in the employ or other service of 99 Cents and to contribute to the performance of 99 Cents. Under the Mid-Term Cash Incentive Plan, if 99 Cents achieves an initial Adjusted EBITDA (as defined in the Mid-Term Cash Incentive Plan) goal for either fiscal year 2017 or fiscal year 2018 (the “Initial Mid-Term Plan Goal”), 50% of a participant’s award will be eligible for payment. No amounts will be paid under the Mid-Term Cash Incentive Plan if the Initial Mid-Term Plan Goal is not achieved. If 99 Cents achieves the Initial Mid-Term Plan Goal and then achieves the same Adjusted EBITDA goal for the fiscal year immediately following the year in which the Initial Mid-Term Plan Goal was achieved, the remaining 50% of the participant’s award will be eligible for payment. Payment of eligible awards will only be made to the extent the Company’s Free Cash Flow (as defined in the Mid-Term Cash Incentive Plan) exceeds the amount eligible for payment, as measured at the end of each second quarter and fourth quarter of each fiscal year after an amount becomes eligible for payment until the end of fiscal year 2020.

Generally, if a participant experiences a termination of employment with 99 Cents prior to payment, the unpaid portion of the participant’s award is forfeited.  However, if (i) Geoffrey Covert (the Company’s Chief Executive Officer), Felicia Thornton (the Company’s Chief Financial Officer) or Jack Sinclair (the Company’s Chief Merchandising Officer) is terminated by 99 Cents without cause (with respect to Mr. Covert and Ms. Thornton, as defined in their respective employment agreements with the Company, and with respect to Mr. Sinclair, as defined in the Number Holdings, Inc. 2012 Stock Incentive Plan) or (ii) Mr. Covert or Ms. Thornton terminates his or her employment for good reason (as defined in their respective employment agreements), the applicable executive will remain eligible to receive a pro rata portion of their respective award, if any, for a limited period following termination. The awards eligible to be earned by Messrs. Covert and Sinclair and Ms. Thornton are $7,000,000, $5,000,000 and $5,000,000, respectively.

Special Bonus Letters

On July 26, 2016, the Committee approved special bonus letters for each of Messrs. Covert and Sinclair and Ms. Thornton.   Pursuant to the terms thereof, if a Refinancing Transaction (as defined in the special bonus letters) occurs prior to October 1, 2018, the executives will be eligible to receive a special bonus payable within 30 days of such transaction.  If, within 45 days prior to such transaction, (i) Mr. Covert, Ms. Thornton or Mr. Sinclair experiences a termination of employment by the Company without cause or (ii) Mr. Covert or Ms. Thornton terminates his or her employment for good reason, the applicable executive will receive the special bonus. The special bonuses to be earned by Messrs. Covert and Sinclair and Ms. Thornton are $2,000,000, $1,000,000 and $1,000,000, respectively.

Increase in Shares Available under the Stock Incentive Plan, Option Exchange and Option Amendments

On July 26, 2016, the shareholders of Holdings approved an increase in the number shares of common stock of Holdings authorized for issuance under the Number Holdings, Inc. 2012 Stock Incentive Plan (the “2012 Plan”).  The 2012 Plan now authorizes equity awards to be granted for up to 87,500 shares of Class A Common Stock of Holdings and 87,500 shares of Class B Common Stock of Holdings (such Class A Common Stock and Class B Common Stock, collectively “Common Stock”).  Prior to the increase, the 2012 Plan authorized equity awards to be granted for up to 85,000 shares of Common Stock.  In addition, Holdings provided most employee option holders (excluding Messrs. Covert and Sinclair and Ms. Thornton) an opportunity to exchange their outstanding non-qualified stock options (“Options”) for Options with an exercise price of $757 per share.  Specifically, the Committee canceled the outstanding Options with an exercise prices per share higher than $757 and granted new Options to holders of the canceled Options with an exercise price of $757 per share.  The new Options are vested to the same extent as the canceled options and are otherwise generally subject to time-vesting and performance-vesting conditions.  In addition, the outstanding Options with exercise prices in excess of $757 per share previously granted to Norman Axelrod, Andrew Giancamilli and Michael Fung, members of the Board, were amended to lower the exercise price to $757 per share.

The Committee approved the amendment and restatement of the terms of the outstanding Options held by Messrs. Covert and Sinclair and Ms. Thornton (the “Option Agreements”). The Option Agreements, each of which consists of 50% time-vested Options (vesting over 4 years from the grant date) and 50% performance-vested Options, were amended to conform the vesting hurdles for the performance-vested options with those granted to other employees.  Mr. Covert has two Options to purchase 15,500 shares of Common Stock each, and Ms. Thornton and Mr. Sinclair each have an Option to purchase 10,000 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99 CENTS ONLY STORES LLC

Dated:	August 1, 2016	By:	/s/ Michael Green
Michael Green
Senior Vice President, General Counsel and
Secretary